Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com	Austin Beijing Dallas Houston London New York The Woodlands Washington, DC

June 16, 2015

Green Plains Holdings LLC

Green Plains Partners LP

450 Regency Parkway, Suite 400

Omaha, Nebraska 68114

Ladies and Gentlemen:

We have acted as special counsel to Green Plains Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of a registration statement on Form S-1 and the amendments thereto (Registration No. 333-204279) (such registration statement together with any amendments, the “Registration Statement”) of the Partnership, filed with the Securities and Exchange Commission (the “SEC”) relating to the registration of the offering and sale (the “Offering”) of common units representing limited partner interests of the Partnership (the “Units”).

In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences” (the “Discussion”) in the Registration Statement. The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Units pursuant to the Offering.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. We assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the effective date of the Registration Statement. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters

Green Plains Partners LP

June 16, 2015

presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the rules and regulations of the SEC relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Registration Statement.

Very truly yours, /s/ Andrews Kurth LLP